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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported: August 6, 1997


                THE NARRAGANSETT ELECTRIC COMPANY

        (exact name of registrant as specified in charter)


Rhode Island             1-7471              05-0187805
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
incorporation)

        280 Melrose Street, Providence, Rhode Island 02907

             (Address of principal executive offices)

                          (401) 784-7000

       (Registrant's telephone number, including area code)
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Item 5.  Other Events
---------------------

Industry Restructuring and Sale Agreement
-----------------------------------------

     On August 6, 1997, New England Electric System (NEES) announced that its subsidiaries, New England Power Company (NEP) and The Narragansett Electric Company (the Company), have reached an agreement to sell their non-nuclear generating business to U.S. Generating Company (US Gen), an affiliate of PG & E
Corporation, for $1.59 billion in cash.

     The sale is subject to approval by various state and federal regulatory agencies, which may take at least six to twelve months. One of the contingencies to the sale is that all regulatory approvals must be obtained within eighteen months.
The principal terms of the sale are:

(a) US Gen will pay the NEES companies a purchase price of $1.59 billion. There is a holdback of $225 million. If retail choice is in place by January 1, 1999 (defined as retail choice for customers representing 89 percent of kilowatt-hour (kWh) sales of investor owned utilities in Massachusetts or 50 percent of kWh sales in New England), the NEES companies will be paid the holdback upon the later of closing or choice date. If retail choice is delayed beyond January 1, 1999, then US Gen will retain part of the holdback at the rate of $75 million for the first year of delay and $50 million per year of delay thereafter. The portion of any holdback to be retained will be pro rated for any partial year;

(b) US Gen will reimburse the NEES companies for $85 million of costs associated with early retirement and special severance programs for employees impacted by industry restructuring;

(c) US Gen will assume NEP's entitlements to approximately 1,100 megawatts (MW) of capacity procured under power contracts with other utilities and independent power producers. NEP will make payments of approximately $150 million to $170 million per year through 2007 toward the above market portion of power contracts. These payments have a net present value of approximately $1.1 billion; and

(d) US Gen will assume certain existing collective bargaining agreements through their expiration.
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     Under Rhode Island's Utility Restructuring Act of 1996, the
proceeds from the sale will be used to offset the stranded costs which the Company has been authorized to recover from customers. A settlement agreement that would implement the Rhode Island statute is pending before the Federal Energy Regulatory Commission. The Company estimates that, upon completion of the sale, prices for its customers will drop on average by approximately 15 percent below today's prices.

     The NEES companies non-nuclear generating business includes three fossil-fuel generating stations and 15 hydroelectric stations, totaling approximately 4,000 MW of capacity, with a book value of $1.1 billion.

     This Form 8-K contains statements that may be considered forward looking statements as defined under the securities laws. Actual results may differ materially. As disclosed in the Company's Form 10-K for the year ended 1996, there are several risk factors which could affect actual results. While the NEES companies believe that this sale agreement and other developments constitute substantial progress in resolving the uncertainty regarding the impact from industry restructuring, significant risks remain. These include, but are not limited to: (i) the potential that ultimately the Rhode Island settlement will not be implemented in the manner anticipated by the Company, and (ii) the possibility of state or federal legislation that would increase the risks above those contained in the settlement and statute.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                              THE NARRAGANSETT ELECTRIC COMPANY

                                 s/Alfred D. Houston

                              By ________________________________
                                 Alfred D. Houston
                                 Vice President and Treasurer


Date: August 7, 1997